Exhibit 4.7

CONSENT OF JOSÉE-ANNE LÉVESQUE

Reference is made to the Annual Report on Form 40-F for the year ended February 29, 2012 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Josée-Anne Lévesque, staff member of the Company, participated in the preparation of the following reports:

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“Technical Report and Recommendations, Summer 2011 Exploration Program, Lac Pau Project, Québec” completed in March 2012; and

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“Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec” completed in March 2012;

concerning mineralized material in the Lac Pau and Ashuanipi properties (collectively the “Reports”) for the Company. Portions of the Reports are summarized, for the Lac Pau property, under headings “Item III – Description of the Business – 3.5.4 Geological Setting; 3.5.5 Exploration and Drilling; and 3.5.6 Mineralization”, and for the Ashuanipi property, under headings “3.6.4 Geological Setting; 3.6.5 Exploration and Drilling; and 3.6.6 Mineralization” in the Annual Information Form of the Company for the year ended February 29, 2012 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Josée-Anne Lévesque
Name: Josée-Anne Lévesque, B.Sc., P.Geo.

May 14, 2012